EXHIBIT 1

JOINT FILING AGREEMENT

The persons below hereby agree that the Schedule 13G to which this agreement is attached as an exhibit, as well as all future amendments to such Schedule 13G, shall be filed jointly on behalf of each of them. This agreement is intended to satisfy the requirements of Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934.

Dated: January 12, 2026

Adam Fisher

Signature:  /s/ Adam Fisher
Name/Title: Adam Fisher
Date: 01/12/2026

Commonwealth Asset Management LP

Signature: /s/ Oliver Walters
Name/Title: Oliver Walters, Chief Operating Officer
Date: 01/12/2026

Commonwealth Asset Management Global Macro Master Fund Ltd.

Signature: /s/ Oliver Walters
Name/Title: Oliver Walters, Director
Date: 01/12/2026

ABF Manager LLC

Signature: /s/ Jonathan R. Gilbert
Name/Title: Jonathan R. Gilbert, Manager
Date: 01/12/2026

AFT Investments LLC

Signature: /s/ Jonathan R. Gilbert
Name/Title: Jonathan R. Gilbert, Manager of its non-member manager
Date: 01/12/2026